Exhibit 10.6

August 10, 2020

George Bee

3314 Meadows Drive

Park City, UT 84060

United States of America

Dear George,

Further to discussions concerning your involvement with U.S. Gold Corp. (the “Company”) subsequent to the merger of Gold King Acquisition Corp., a Nevada corporation, which is a wholly-owned subsidiary of the Company, and Northern Panther Resources Corporation, a Nevada corporation, I am writing to offer you a position with the Company.

It is understood that you are a senior mining professional and have previously held and been compensated for executive roles with responsibilities well beyond the scope of your proposed involvement with the Company and that it is your wish as a future shareholder of the merged entity to create value and benefit from your experience in advancing the Company’s interests. It is understood by both you and the Company that in taking a position with the Company, the Company cannot compensate you, at this stage, commensurate with a level that you could reasonably expect from the market, based on you prior experience and compensation history. Notwithstanding the foregoing, we make the following offer to you with the understanding that, as the Company advances and your involvement impacts the value of the Company, adjustments will be made to better reflect your role, experience, and contributions. Such compensation may take the form of cash payments or Company stock compensation instruments and awards, in keeping with any such plans approved by the Company’s Board of Directors (the “Board”) and its shareholders, and as shall be set forth in a written employment or other agreement between you and the Company.

We are pleased to offer you a position with the Company on the following terms and conditions (the “Offer Letter”):

1.	You will be employed in the position of President of the Company reporting to the Board or such other representative(s) of the Company as the Board may assign from time to time.

2.	Your employment with the Company is expected to commence on the date on which the merger of Gold King Acquisition Corp., a Nevada corporation, which is a wholly-owned subsidiary of the Company, and Northern Panther Resources Corporation, a Nevada corporation, is consummated (the “Commencement Date”), which is expected to occur on or about August 10, 2020.

3.	During your employment with the Company, you agree to devote on a full-time basis your time, energy, skill and best efforts to the performance of your job duties. You shall perform your duties in a diligent, trustworthy, and business-like manner, all for the purpose of advancing the business and best interests of the Company. You agree to act in a manner consistent with your position and in accordance with high business and ethical standards at all times. You shall comply with all policies and procedures of the Company. You shall also comply with all applicable laws and regulations of any jurisdiction in which the Company does business.

4.	During your employment with the Company, as compensation for all services you will perform, the Company will provide you with the following:

a.	Base Salary: You will receive a monthly base salary of $25,000 (annualized at $300,000), less all applicable payroll deductions and tax withholdings, which shall be paid to you in lump sum cash payments in accordance with the Company’s normal payroll practices on the last day of each month, provided that if such day falls on a weekend or holiday, you will receive this portion of your monthly base salary on the business day preceding the applicable weekend or holiday.

Your position is classified as exempt in accordance with applicable federal and state laws and as such, you are ineligible for overtime compensation, regardless of the number of hours you work in a given week.

b.	Benefits: You will be entitled to participate in any employee benefit plan, program or policy that may be offered by the Company and made generally available to other full-time employees of the Company, subject to the eligibility requirements and terms of the applicable documents governing such plan, program or policy. The continuation, modification or termination of each plan, program or policy will be at the sole discretion of the Company. Notwithstanding the foregoing, the Company will pay you an additional amount each month to reimburse you for 100% of the health insurance premiums paid by you for a given month, payable in arrears, provided that such payments are permitted by applicable law and, to the extent applicable, will be subject to all applicable payroll deductions and tax withholdings.

c.	Paid Time Off: You will be eligible for paid time off, for up to four weeks per year, excluding statutory holidays of the United States and the State of Utah, in accordance with the Company’s policies, as in effect from time to time, and applicable law.

d.	Expenses. You will be eligible for expense reimbursement in accordance with the Company’s reimbursement policies, as in effect from time to time.

5.	Your employment with the Company will be on an at-will basis. This means that either you or the Company may terminate your employment relationship with the Company at any time, with or without advance notice, and with or without cause, for any reason not expressly prohibited by applicable law. Notwithstanding the foregoing, it is the intent of the parties to formalize the terms of your employment in an employment agreement, which shall include change of control and other mutually agreeable provisions, within 90-days following the date of this Offer Letter.

6.	During your employment with the Company you will have access to confidential, proprietary and trade secret information of the Company. Thus, your employment is conditioned on the execution of and your compliance with a confidentiality agreement in the form supplied by the Company.

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7.	If you have not already done so, we ask that you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. You represent that, except as disclosed to the Company in writing, you are not bound by the terms of any agreement with any previous employer or other party that prohibits you from using or disclosing any confidential, proprietary or trade secret information in the course of your employment with the Company or contains any non-competition, non-solicitation and/or non-recruitment obligations. You further represent that the performance of your job duties for the Company does not and will not violate or breach any agreement with any previous employer or other party, or any legal obligation that you may owe to any previous employer or other party, including, without limitation, any non-disclosure, non-competition, non-solicitation and/or non-recruitment obligations. You shall not disclose to the Company or induce the Company to use any confidential, proprietary or trade secret information belonging to any previous employer or others.

8.	You acknowledge and agree that you will not engage in any other employment, occupation, consulting or other business activity during your employment, nor will you engage in any other activities that conflict with your duty of loyalty, responsibilities or obligations to the Company. Notwithstanding the foregoing, to the extent that other occupational, consulting, membership on the board of directors of other companies (including mining companies), or other business activities do not conflict with the Company’s activities or interests, you may assume or continue with those activities with the written approval of the Company, which will not be unreasonably withheld.

9.	You are a resident of Park City, Utah and subject to Utah laws and taxes. You will be expected to travel, as necessary, for business purposes, and your primary place of employment shall be the Park City, Utah area.

10.	This Offer Letter represents the entire agreement between you and the Company regarding the subject matter hereof, and fully supersedes any and all prior and contemporaneous agreements, understandings and/or representations, whether written or oral, regarding the subject matter of this Offer Letter. No oral statements or prior written material not specifically incorporated in this Offer Letter shall be of any force and effect. This Offer Letter may not be amended or modified except in writing signed by you and an authorized representative of the Company.

11.	Except for the specific representations expressly made by the Company in this Offer Letter, you specifically disclaim that you are relying upon or have relied upon any communications, promises, statements, inducements, or representation(s) that may have been made, oral or written, regarding the subject matter of this Offer Letter, the terms of your employment, and any compensation or benefits to which you may be entitled. You represent that you relied solely and only on your own judgment and the advice of your personal tax advisor in making the decision to enter into this Offer Letter.

12.	By signing this Offer Letter you warrant and represent that the statements and representations you have made to the Company concerning your background, employment experience and other matters related to the hiring process and the Company’s offer of employment to you, are true and complete.

If you wish to accept this offer of employment on the terms and conditions set forth above, please sign a copy and return to the undersigned.

Very truly yours,

Edward Karr
Chief Executive Officer & Director

Accepted and agreed:

Signature:		Date:
George Bee

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